LOAN AGREEMENT

among

BRT APARTMENTS CORP.,
as Borrower

and

VNB NEW YORK, LLC,
as Lender

Dated: April 18, 2019

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS     1
SECTION 1.01 Certain Defined Terms     1
SECTION 1.02 Computation of Time Periods     10
SECTION 1.03 Accounting Terms      10
SECTION 1.04 Construction       10
ARTICLE II AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS  11
SECTION 2.01 Revolving Credit Loans     11
SECTION 2.02 Revolving Credit Note     11
SECTION 2.03 Interest 11
SECTION 2.04 Computation of Interest and Fees    11
SECTION 2.05 Reimbursement of Expenses     11
SECTION 2.06 Revolving Credit Loan Requests    12
SECTION 2.07 Maturity; Maximum Revolving Credit Obligations;
Prepayments       12
SECTION 2.08 Payments       13
SECTION 2.10 Mandatory Payments and Deposits.    13
SECTION 2.10 Use of Proceeds      13
SECTION 2.11 Unused Facility Fee      14
SECTION 2.13 Late Charges, Default Interest    14
SECTION 2.14 Interest Adjustments      14
ARTICLE III CONDITIONS OF LENDING      15
SECTION 3.01 Conditions Precedent to the Making of the Initial Revolving
Credit Loan       15
SECTION 3.02 Conditions Precedent to All Revolving Credit Loans  16
ARTICLE IV REPRESENTATIONS AND WARRANTIES     17
SECTION 4.01 Representations and Warranties    17
ARTICLE V COVENANTS OF BORROWER       20
SECTION 5.01 Affirmative Covenants     20
SECTION 5.02 Negative Covenants      26
SECTION 5.03 Financial Requirements     29
SECTION 5.04 Intentionally Omitted      29
i

ARTICLE VI EVENTS OF DEFAULT        29
SECTION 6.01 Events of Default      29
SECTION 6.02 Remedies on Default      31
SECTION 6.03 Remedies Cumulative      32
ARTICLE VII MISCELLANEOUS         32
SECTION 7.01 Amendments, Etc      32
SECTION 7.02 Notices, Etc       32
SECTION 7.03 No Waiver, Remedies      33
SECTION 7.04 Costs, Expenses and Taxes     33
SECTION 7.05 Right of Set-off      33
SECTION 7.06 Binding Effect       34
SECTION 7.07 Further Assurances      34
SECTION 7.08 Section Headings, Severability, Entire Agreement  34
SECTION 7.09 Governing Law      34
SECTION 7.10 Waiver of Jury Trial      34
SECTION 7.11 Execution in Counterparts     34

SCHEDULE 4.01(a) - Subsidiaries
SCHEDULE 4.01(f) - Material Events
SCHEDULE 4.01(q) - Casualties
SCHEDULE 4.01(r) - Lien Priority
SCHEDULE 4.01(s) - Credit Agreements, etc.
SCHEDULE 5.02(a) - Liens
SCHEDULE 5.02(b) – Debt
SCHEDULE 5.02(g) – Certain Permitted Transactions with Affiliates
SCHEDULE 5.02(i) – Guaranties

EXHIBIT A – Revolving Credit Note
EXHIBIT A-1 – Quarterly 100% Properties Information Report
EXHIBIT A-2 – Quarterly 100% Property Income Statement Reports
EXHIBIT A-2 (i) – 100% Properties with Four Complete Consecutive Quarters
EXHIBIT A-2 (ii) – 100% Properties with Three Complete Consecutive Quarters
EXHIBIT A-2 (iii) – 100% Properties with Two Complete Consecutive Quarters
EXHIBIT A-2 (iv) – 100% Properties with One Complete Consecutive Quarter
EXHIBIT B – Form of Borrowing Notice
EXHIBIT D – Portfolio of Real Estate Investments
EXHIBIT E – Forms of Certificate of No Default and Computation of Covenant Compliance
EXHIBIT F – Form of Borrowing Base Certificate
EXHIBIT G – Designated Deposit Proceeds Report
EXHIBIT H – Quarterly 100% Mortgage Information Report
EXHIBIT I – Monthly U.S. Treasuries Purchase(s) and Redemption(s) Report
ii

THIS LOAN AGREEMENT made as of April 18, 2019 by and among BRT APARTMENTS CORP., a Maryland corporation, having its principal executive offices at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021 (“Borrower”) and VNB NEW YORK, LLC, a New York limited liability company having an office at 1 Penn Plaza, Suite 2923, New York, New York 10119 (“Lender”).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“100% Property” means real property improved by residential multi-family building or buildings in which Borrower and/or a Wholly Owned Subsidiary owns a 100% fee interest, and which is located in any of the forty-eight (48) contiguous states of the United States.
“100% Property Refinancing” means a Property Refinancing with respect to a 100% Property.
“Affiliate” shall mean, as to any Person: (i) a Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (ii) a Person which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of, or ten percent (10%) or more of the equity interest in, such Person, excluding institutional investors that file under section 13(g) of the Securities and Exchange Act of 1934, as amended; or (iii) a Person ten percent (10%) or more of the voting stock of which, or ten percent (10%) or more of the equity interest of which, is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” shall mean this Loan Agreement, as amended, supplemented or modified from time to time.
“Aggregate Borrowing Base Calculation Result”: shall mean as of any Borrowing Base Determination Date, an amount equal to the sum of each Positive Borrowing Base Calculation Result for each Four Quarter Property and One to Three Quarter Property. If there are no Four Quarter Properties or One to Three Quarter Properties that are calculated to have a Positive Borrowing Base Calculation Result, then the Aggregate Borrowing Base Calculation Result shall be zero.
“Annualization Multiplier” shall mean, (i) four (4) with respect to a Measurement Period of one (1) Fiscal Quarter, (ii) two (2) with respect to a Measurement Period of two (2) Fiscal Quarters, and (iii) the fraction of four (4) divided by three (3) with respect to a Measurement Period of three (3) Fiscal Quarters.

“Annualized Net Operating Income” shall mean the Net Operating Income of a One to Three Quarter Property computed for the greatest number of one (1), two (2) or three (3) complete consecutive Fiscal Quarters during which such Property qualified as a One to Three Quarter Property hereunder, as applicable (each, a “Measurement Period”) multiplied by the applicable Annualization Multiplier to such Measurement Period in order to account for four (4) complete Fiscal Quarters (x) less the annual real property taxes in effect as of the end of the Measurement Period with respect to such One to Three Quarter Property as of the end of the applicable Measurement Period (y) plus the annualized amount of real property taxes deducted from the gross income in computing Net Operating Income during such Measurement Period.
“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Law” shall mean any U.S. State or Federal law relating to terrorism, money laundering or any related seizure, forfeiture or confiscation of assets, including: (a) Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the Executive Order); (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), Public Law 107-56; and (c) the Money Laundering Control Act of 1986, Public Law 99-570.
“Applicable Margin” shall mean one-half percentage point (0.50%) with respect to the Floating Rate.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
              “Borrowing Base Availability” shall mean as of any Borrowing Base Determination Date, an amount equal to the lesser of (a) $10,000,000 less the outstanding principal amount of the Loan and (b) the Aggregate Borrowing Base Calculation Result less the outstanding principal amount of the Loan.
“Borrowing Base Certificate” shall have the meaning set forth in Section 5.01(b) of the Agreement.
“Borrowing Base Determination Date” shall mean any of the following dates on which the Borrowing Base Calculation Result is required to be measured by Lender: (i) the last day of each Fiscal Quarter occurring during the Credit Period, (ii) the closing of the sale or other disposition of each 100% Property, (iii) the closing of any 100% Property Refinancing and (iv) upon each borrowing request.
“Borrowing Base Calculation Result” shall mean as of any Borrowing Base Determination Date, the amount calculated for each and every Four Quarter Property and for each and every One to Three Quarter Property, as determined in the succeeding subsections (a) and (b), which result for each shall be a “Borrowing Base Calculation Result”:

(a) The Borrowing Base Calculation Result for each Four Quarter Property is determined as follows:
For each Four Quarter Property: (i) Net Operating Income for the most recent four (4) consecutive complete Fiscal Quarters, (ii) divided by 0.065 (a 6.5% cap rate), (iii) multiplied by 0.65 (for maximum 65% loan to value), (iv) less the then outstanding principal balance(s) of all mortgage loan(s) that is/are outstanding for such Four Quarter Property; and
(b) The Borrowing Base Calculation Result for each One to Three Quarter Property is determined as follows:
For each One to Three Quarter Property: (i) Annualized Net Operating Income, (ii) divided by 0.065 (a 6.5% cap rate), (iii) multiplied by 0.65 (for maximum 65% loan to value), (iv) less the then outstanding principal balance(s) of all mortgage loan(s) that is/are outstanding for such One to Three Quarter Property.
“Borrowing Notice” shall have the meaning set forth in Section 2.06 hereof.
“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City.
“Capital Lease” shall mean a lease which has been or should be, in accordance with GAAP, capitalized on the books of the lessee.
“Collateral Accounts” shall mean all personal property, including all depository accounts (including but not limited to the Designated Deposit Account) of Borrower maintained at Valley National Bank, in which Lender has been granted a security interest pursuant to the Security Agreement.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Neither of the following alone will be deemed sufficient to constitute Control: (i) the ownership of the majority of the equitable or legal interests in a Person or (ii) the right to vote on “major decisions” for such Person.
“Commitment” means Lender’s obligation to make Revolving Credit Loans to the Borrower in an outstanding amount not to exceed TEN MILLION AND 00/100 Dollars ($10,000,000.00) pursuant to the terms and subject to the conditions of this Agreement.
“Compliance Certificate Delivery Date” shall have the meaning set forth in Section 5.01(b)(ix) hereof.
“Credit Period” shall have the meaning set forth in Section 2.01 hereof.
“Debt” shall mean, as to any Person: (i) all indebtedness or liability of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (iii) all obligations of such Person as a lessee under Capital Leases; (iv) all current liabilities of such Person in respect of unfunded vested benefits under any Plan; (v) all obligations of such Person under letters of credit issued for the account of such Person; (vi) all obligations of such Person arising under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (viii) all obligations secured by any Lien on property owned by such Person whether or not the obligations have been assumed; (ix) liabilities of such Person under interest rate protection and similar agreements; (x) liabilities of such Person under any preferred stock or other preferred equity instrument which, at the option of the holder or upon the occurrence of one or more events, is redeemable by such holder, or which, at the option of such holder is convertible into Debt; (xi) indebtedness of any partnership of which such Person is a general partner; and (xii) all other liabilities recorded as such, or which should be recorded as such, on such Person’s financial statements in accordance with GAAP.
“Debt Service” shall mean, (i) for subsection (a) herein, as of the end of any Fiscal Quarter, the sum of the twelve (12) prior monthly payments of principal and interest for all mortgage loans secured by Positive 100% Properties calculated in accordance with the immediately succeeding subsection (a), to be determined and measured by the financial information required to be delivered to the Lender pursuant to Section 5.01(b) herein plus (ii) the amount specified for the Loan in subsection (b) herein:
(a) with respect to each Positive 100% Property, the greater of (i) the combined regularly scheduled principal and interest payments, consistent with that reported for each Positive 100% Property as a component of Borrower’s 10K and 10Q financial reporting (excluding the principal payment portion amount, if any, that is in excess of the regularly scheduled principal payment, whether at maturity of a mortgage loan or in connection with a prepayment made prior thereto) and as measured for each of the prior twelve (12) consecutive months pursuant to any debt secured by a mortgage, deed of trust or other instrument (“Positive 100% Property Mortgage Debt”) for such Positive 100% Property (for clarity, if such Positive 100% Property is a One to Three Quarter Property, it would have the actual combined regular principal and interest due and payable during the applicable Measurement Period annualized by multiplying such combined amount by the applicable Annualization Multiplier to arrive at a combined regular principal and interest calculation for a consecutive twelve (12) month period); and (ii) the constant monthly combined regular principal and interest payment amount necessary to fully amortize the then outstanding principal balance of such Positive 100% Property Mortgage Debt over a 30 year basis at an interest rate equal to the then current five-year U.S. Treasury rate plus two (2%) percent; plus
(b) the constant combined principal and interest monthly payment amount which would be due on the Loan over a consecutive twelve (12) month period in order to fully amortize the outstanding principal balance of the Loan over a 30 year period at an interest rate equal to the then current five-year U.S. Treasury rate plus two (2%) percent.

“Default” shall mean any of the events specified in Section 6.01 hereof, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.
“Default Rate” means the lesser of (a) the then applicable interest rate plus four percent (4.0%) per annum and (b) the Maximum Legal Rate.
“Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, concerning all depository accounts of the Borrower maintained at Valley National Bank, as the same may be amended or supplemented from time to time.
“Designated Deposit Account” shall mean depository account number (xxxxx) in the name of the Borrower maintained at Valley National Bank.
“Designated Deposit Proceeds” shall mean, collectively, all funds deposited in the Designated Deposit Account, which funds shall include, without limitation, (a) Net Capital Event Proceeds, (b) Excess Cash Flow, (c) Distributed Reserve Funds, (d) Net Public Stock Proceeds and (e) Redeemed Treasuries.
“Distributed Reserve Funds” shall mean funds previously held back or reserved with respect to a Property to the extent same are actually distributed, remitted or otherwise paid to (i) the Borrower, (ii) a Wholly Owned Subsidiary and/or (iii) a Subsidiary Controlled by Borrower which is also a direct or indirect parent of such Property fee owner (it being acknowledged that for any Subsidiary described in clause (iii), for each such distribution, remittance or payment thereto, Distributed Reserve Funds shall only refer to the portion thereof to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), on a monthly, quarterly, semi-annual or annual basis (for purposes other than to be held back or reserved with respect to a Property).
“Dollars” and the sign “$” mean lawful money of the United States of America.
“Equity Interests” shall mean all securities, shares, units, options, warrants, interests, participations, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or similar entity, whether voting or nonvoting, certificated or uncertificated, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof as in effect from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

“Event of Default” shall mean any of the events specified in Section 6.01 hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excess Cash Flow” shall mean the funds that are actually distributed, remitted or otherwise paid from the funds of a Property fee owner to (i) the Borrower, (ii) a Wholly Owned Subsidiary which is a direct or indirect parent of such Property fee owner, and/or (iii) a Subsidiary Controlled by Borrower which is also a direct or indirect parent of such Property fee owner (it being acknowledged that for any Subsidiary described in clause (iii), for each such distribution, remittance or payment thereto, Excess Cash Flow shall only refer to the portion thereof to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), on a monthly, quarterly, semi-annual or annual basis after having deducted therefrom in each such case, amounts set aside as holdbacks or reserves with respect to the Property in question (which holdback or reserve amounts may be held by Borrower or a Wholly Owned Subsidiary in depository accounts separate from the Designated Deposit Account without constituting Excess Cash Flow hereunder) and/or other amounts due or payable in respect of any Debts or liabilities of the Property or Property fee owner in question.
“Fiscal Quarter” shall mean the periods ending each March 31, June 30, September 30 and December 31.
“Fiscal Year” shall mean the period ending on each December 31st, effective for the fiscal year to end December 31, 2019 and each December 31st thereafter (representing a change from the prior September 30th fiscal year end date).
“Floating Rate” shall mean a rate of interest equal to either (i) the Prime Rate plus the Applicable Margin, or (ii) if the Prime Rate is unavailable for any reason, the Lender Prime Rate, as a replacement for the Prime Rate, with no Applicable Margin added. In no event shall the applicable Floating Rate be less than five percent (5%) per annum.
“Four Quarter Property” shall mean a Property that satisfied the conditions for being a 100% Property for the four (4) most recently completed consecutive complete Fiscal Quarters, and which must also have been a 100% Property as of each Borrowing Base Determination Date applicable to such four (4) consecutive complete Fiscal Quarters.
“GAAP” shall mean Generally Accepted Accounting Principles.
“Generally Accepted Accounting Principles” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of a Person, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between Borrower and Lender relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to Lender, of the independent accountants selected by Borrower and approved by Lender for the purpose of auditing the periodic financial statements of Borrower.
“Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.), and in the regulations adopted and publications or interpretations promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.
“Interest Payment Date” shall mean the first Business Day of each month.
“Investment” shall mean any stock, evidence of Debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business and except for limited guaranties executed in connection with non-recourse mortgage financing) and (i) any purchase of any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.
“Lender” shall mean VNB NEW YORK, LLC, a New York limited liability company.
“Lender Prime Rate” means the rate of interest stated by Valley National Bank to be its prime rate, reference rate or base rate in effect from time to time; each change in said rate shall be effective as of the date of such change but in no event less than 5% per annum. The Lender Prime Rate shall apply and be a substitute for the Prime Rate if the Prime Rate is unavailable for any reason.
“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance (other than utility easements, reciprocal easement agreements, party-wall agreements and similar items in the ordinary course of business), lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.
“Loan” shall mean the aggregate principal amount of all unpaid Revolving Credit Loans, which for clarity is equal to the total outstanding principal amount of all Revolving Credit Loans.

“Loan Documents” shall mean this Agreement, the Note and any other document executed or delivered pursuant to this Agreement.
“Material Adverse Change” shall mean, as to Borrower, (i) a material adverse change in the financial condition, business, operations, properties, prospects or results of operations of Borrower and its Subsidiaries, taken as a whole, or (ii) any event or occurrence which would be reasonably likely to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents.
“Maturity Date” shall have the meaning assigned to such term in Section 2.07(a) hereof.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan and as provided for in this Loan Agreement or in the other Loan Documents, under the laws of the State of New York.

“Multiemployer Plan” shall mean a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

“Negative Borrowing Base Availability” shall refer to a calculated Borrowing Base Availability that results in a negative number.
“Net Capital Event Proceeds” shall mean (a) net proceeds received by a 100% Property fee owner from the disposition of a 100% Property or from a 100% Property Refinancing, and (b) net proceeds received by a Property fee owner of a Property that is not a 100% Property from the disposition of such Property or from a Property Refinancing with respect to such Property to the extent such net proceeds described in clauses (a) or (b) are then distributed, remitted or otherwise paid to (i) the Borrower, (ii) a Wholly Owned Subsidiary which is a direct or indirect parent of such Property fee owner, and/or (iii) a Subsidiary Controlled by Borrower which is also a direct or indirect parent of such Property fee owner (it being acknowledged that for any Subsidiary described in clause (iii), for each such distribution, remittance or payment thereto, Net Capital Event Proceeds shall only refer to the portion thereof to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), and which for both (a) and (b) in this paragraph constitute proceeds after having deducted therefrom in each such case, (i) mortgage loan payoff(s), (ii) broker fees, (iii) third party costs and expenses (including, without limitation, legal fees and closing costs), (iv) disposition and other fees which may be due to a direct or indirect member, partner or shareholder in the Property fee owner that is not Borrower or a Wholly Owned Subsidiary, (v) amounts set aside as holdbacks or reserves with respect to the Property in question (which holdback or reserve amounts may be held by Borrower or a Wholly Owned Subsidiary in depository accounts separate from the Designated Deposit Account without constituting Net Capital Event Proceeds hereunder), (vi) amounts which the Property fee owner is prohibited from distributing by reason of restrictions contained in any documents or instruments evidencing or securing a mortgage financing relating to the Property in question or any regulatory agreements entered into with the Secretary of Housing and

Urban Development (or similar arrangements) in connection therewith, and (vii) other amounts owed by the Property fee owner on account of its Debts and other liabilities.
“Net Operating Income” shall mean, for all 100% Properties, for each applicable covenant or period being tested, the rental and other income less all expenses of such 100% Properties excluding (i) depreciation, amortization or other non-cash items and (ii) interest or any other sums with respect to any indebtedness, secured by the 100% Properties in question, to be determined by the financial information required to be delivered by the Borrower to the Lender pursuant to Section 5.01(b).
“Net Public Stock Proceeds” shall mean cash and/or other personal property paid or remitted to Borrower from public offerings and/or new issuance of public stock of Borrower, less as applicable, (i) broker fees and (ii) third party costs and expenses (including, without limitation, legal fees and closing costs).
“Note” shall mean the Revolving Credit Note.
“Obligations” as used throughout this instrument shall mean all indebtedness, obligations and liabilities, direct or indirect, absolute or contingent, joint, several, or independent, secured or unsecured, liquidated or unliquidated, contractual or tortious, of Borrower, due or to become due, now existing or hereafter arising or incurred by Borrower, and now or hereafter payable to or held by Lender, in each case in respect of the Loan, whether created directly or acquired by assignment, participation or otherwise, and whether incurred as primary debtor, co-maker, surety, endorser, guarantor or otherwise.
“One to Three Quarter Property” shall mean a Property owned by Borrower and/or a Wholly Owned Subsidiary for the entirety of most recent one (1), two (2) or three (3) consecutive complete Fiscal Quarters (but not for the most recent four (4) consecutive complete Fiscal Quarters), and which must also have been a 100% Property as of each Borrowing Base Determination Date applicable to such one (1), two (2) or three (3) consecutive complete Fiscal Quarters.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Investments” shall mean: (i) direct obligations of the United States of America or any governmental agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (ii) time certificates of deposit having a maturity of one year or less issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000.00 other than such time certificates of deposit with Lender; (iii) money market mutual funds having assets in excess of $2,500,000,000; (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively; (v) tax exempt securities rated Prime 2 or better by Moody’s Investor Services, Inc. or A-1 or better by Standard & Poor’s Corporation; (vi) the fee or leasehold interest in (or a mortgage/deed of trust encumbering) retail, office, industrial, land, multi-family residential and other commercial real estate located in the 48 contiguous United States; (vii) investments by Borrower in its subsidiaries, (viii) investments in stock of real estate investment trusts listed on a nationally recognized stock exchange in an aggregate amount not exceeding $10,000,000.00, (ix) [Intentionally Deleted] and (x) time certificates of deposit issued by Lender.
“Person” shall mean an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a federal, state or local government, or a political subdivision thereof, or any agency of such government or subdivision.
“Plan” shall mean any employee benefit plan established, maintained, or to which contributions have been made by, Borrower or any ERISA Affiliate.
“Positive 100% Property” shall mean a 100% Property which (i) is either a Four Quarter Property or a One to Three Quarter Property, and (ii) that has a Positive Borrowing Base Calculation Result.
“Positive Borrowing Base Calculation Result” shall mean a Borrowing Base Calculation Result that is a positive dollar amount.
“Prime Rate” means, as of the date of determination, the prime rate as set forth in the New York City edition of The Wall Street Journal. Changes in the rate resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.
“Prohibited Transaction” shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.
“Property” or “Properties” means real property improved (or intended to be improved) by one or more residential multi-family buildings where Borrower and/or a Subsidiary owns, directly or indirectly, a minimum of one percent (1%) of the ownership interests in the fee owner of such real property. For clarity, the term Property or Properties shall also include all of the Properties that are 100% Properties.
“Property Refinancing” means a transaction in which there is a loan or loan modification (excluding original mortgage financing utilized for the purchase of a Property) secured by a mortgage, deed of trust or other instrument encumbering a Property. For clarity, a Property Refinancing includes the refinancing of an existing mortgage loan on a Property and any additional mortgage loan(s) on a Property.
“Real Estate Acquisition Information” shall mean information relating to any of the Properties for which Borrower is to request a Revolving Credit Loan including but not limited to Property name, location, purchase amount, Borrower or Subsidiary ownership percentage in the contemplated owner thereof, expected Property mortgage amount and any such other information as reasonably requested by Lender to the extent in the possession of Borrower or which is reasonably obtainable by the Borrower.

“Redeemed Treasuries” shall have the meaning set forth in Section 5.04(c) herein.
“Regulation D” shall mean Regulation D of the Board of Governors, as the same may be amended and in effect from time to time.
“Regulation T” shall mean Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.
“Regulation U” shall mean Regulation U of the Board of Governors, as the same may be amended and in effect from time to time.
“Regulation X” shall mean Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.
“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA.
“Restricted Party” shall mean any Person: listed in the Annex to the Executive Order or is otherwise subject to the provisions of the Executive Order; listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC; or (c) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity.
“Revolving Credit Loan” or “Revolving Credit Loans” shall be deemed a reference to Lender’s Revolving Credit Loans as defined in Section 2.01 hereof.
“Revolving Credit Note” shall be deemed a reference to Lender’s Revolving Credit Note as defined in Section 2.02 hereof, as the same may be supplemented, modified, renewed, substituted or restated from time to time.
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean comprehensive economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SEC” shall mean The United States Securities and Exchange Commission.

“Security Agreement” shall mean that certain agreement, dated as of the date hereof, by Borrower granting to Lender a security interest in the Collateral Accounts, as the same may be amended or supplemented from time to time.
“Special Cash Account” shall have the meaning set forth in Section 5.04(b) hereof.
“Subsidiary” shall mean, as to Borrower, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired as follows: (i) in the case of a corporation, of which any percentage equal to or in excess of fifty percent (50%) of the securities are at the time owned, directly or indirectly, by the Borrower, (ii) in the case of a partnership, limited liability company or joint venture, any percentage equal to or in excess of fifty percent (50%) of the partnership, membership or other ownership interests are at the time owned, directly or indirectly, by the Borrower, or (iii) any Person that is otherwise under the Control of the Borrower.
“Subsidiary Controlled by Borrower” shall mean a Subsidiary which is under the sole Control of Borrower.
“Unused Facility Fee” shall have the meaning set forth in Section 2.11 hereof.
“Wholly Owned Subsidiary” shall mean, as to Borrower, any corporation, partnership or limited liability company whether now existing or hereafter organized or acquired as follows: (i) in the case of a corporation, of which one hundred percent (100%) of the securities are at the time owned, directly or indirectly, by the Borrower, or (ii) in the case of a partnership or limited liability company of which one hundred percent (100%) of the membership or other ownership interests are at the time owned, directly or indirectly, by the Borrower.
SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”.
SECTION 1.03 Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.
SECTION 1.04 Construction.
(a) All references in this Agreement to “Sections” or “sub-sections” shall be deemed, unless otherwise noted, to be references to the Sections or sub-sections of this Agreement.
(b) All references in this Agreement to an “Exhibit” or “Exhibits” or to a “Schedule” or “Schedules” shall be deemed, unless otherwise noted, to be references to the Exhibits and Schedules annexed to this Agreement.

(c) All references to a Subsidiary shall be deemed, unless otherwise noted, to be references to a Subsidiary of Borrower.
ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS

SECTION 2.01 Revolving Credit Loans. Lender agrees, on and after the date of this Agreement, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, to lend to Borrower and prior to the Maturity Date (the “Credit Period”) such amounts as Borrower may request from time to time (individually, a “Revolving Credit Loan” or collectively, the “Revolving Credit Loans”), which amounts may be borrowed, repaid and reborrowed, provided, however, that the aggregate amount of such Revolving Credit Loans outstanding at any one time shall not exceed the Borrowing Base Availability.
SECTION 2.02 Revolving Credit Note. The Revolving Credit Loans shall be evidenced by a promissory note of Borrower in substantially the form of Exhibit A hereto (the “Revolving Credit Note”) dated the date hereof and completed with appropriate insertions. At the time of the making of each Revolving Credit Loan and at the time of each payment of principal thereon, the Lender is hereby authorized by Borrower to make a notation on the schedule annexed to the Revolving Credit Note of the date and amount of the Revolving Credit Loan or payment, as the case may be. Failure to make a notation with respect to any Revolving Credit Loan shall not limit or otherwise affect the obligation of Borrower hereunder or under the Revolving Credit Note with respect to such Revolving Credit Loan, and any payment of principal on the Revolving Credit Note by Borrower shall not be affected by the failure to make a notation thereof on said schedule.
SECTION 2.03 Interest. Except as provided herein, all Revolving Credit Loans shall bear interest at the Floating Rate. The rate of interest on Floating Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate (or, if applicable, the Lender Prime Rate) effective as of the opening of business on the day that any such change in the Prime Rate occurs (or, if applicable, the Lender Prime Rate). Changes in the rate resulting from changes in the Prime Rate (or, if applicable, the Lender Prime Rate) shall take place immediately without notice or demand of any kind. Notwithstanding anything herein to the contrary, in no event shall the Floating Rate be less than five percent (5.0%) per annum.
SECTION 2.04 Computation of Interest and Fees. Unless otherwise specifically set forth in this Agreement, interest and all fees shall be computed on the actual number of days elapsed over a year of 360 days.
SECTION 2.05 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender incurs reasonable out-of-pocket accounting expenses, reasonable attorneys fees or any other reasonable out-of-pocket costs or expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, and any amendment, modification, replacement or termination of this

Agreement or any of the other Loan Documents that has been requested by Borrower; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to Borrower’s obligations under this Agreement or any of the other Loan Documents or Borrower’s affairs (except to the extent any such cost or expense arises from Lender’s gross negligence or willful misconduct); or (d) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, then all such costs and expenses shall be charged to Borrower. All amounts chargeable to Borrower under this Section shall be payable promptly after written demand by Lender, which demand shall include a reasonably detailed invoice therefore, and shall bear interest from the date that is 10 Business Days after such demand is made until paid in full at the Floating Rate applicable to the Revolving Credit Loans from time to time.
SECTION 2.06 Revolving Credit Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, by Borrower in the following manner: Borrower shall give Lender telephonic notice, to be promptly confirmed in writing on the form attached hereto as Exhibit B, of each borrowing (a “Borrowing Notice”), together with a Borrowing Base Certificate. Each Borrowing Notice shall be irrevocable and shall be effective only if received by Lender no later than 12:00 noon New York City time, on the date which is at least three (3) Business Days, prior to the date of such borrowing designated in the Borrowing Notice. Each such Borrowing Notice shall specify (a) the amount to be borrowed; (b) the date of such borrowing (which shall be a Business Day); and (c) the purpose of the Loan.
SECTION 2.07 Maturity; Maximum Revolving Credit Obligations; Prepayments.
(a) The Loan shall be due and payable, if not required to be paid earlier pursuant to this Agreement, on April 18, 2021 (the “Maturity Date”).
(b) At no time shall the aggregate principal amount of the Loan outstanding exceed the Borrowing Base Availability. In the event that for any reason, the aggregate outstanding principal amount of the Loan exceeds such amount, Borrower shall within two (2) Business Days prepay the Loan in an amount sufficient to reduce the sum of the aggregate outstanding principal amount of the Loan to an amount not greater than availability under the Borrowing Base Availability. Any such prepayment shall be made with interest accrued to the date of prepayment, unless interest will be charged on the regular monthly payment date, at the sole discretion of the Lender.
(c) In the event, upon any required Borrowing Base Determination Date, there is a Negative Borrowing Base Availability, Borrower shall within two (2) Business Days of delivering the required Borrowing Base Certificate and required attachments thereto to the Lender, pursuant to Section 5.01(b)(x) of this Agreement, pay down the Loan in an amount equal to the amount of the Negative Borrowing Base Availability such that the outstanding principal balance of the Loan shall not exceed the Borrowing Base Availability.

(d) Upon one (1) Business Day’s prior written notice specifying the amount of principal prepayment to be made, Borrower shall have the right to prepay the Loan at any time and from time to time in whole or in part without premium or penalty; provided, however, that (x) any such prepayment shall be in an amount not less than such amounts as provided in Section 2.07(e) hereof; and (y) if required by the Lender, any such prepayment of a Loan shall be made with interest accrued on the principal amount being prepaid to the date of prepayment.
(e) Except for borrowings which exhaust the full remaining amount of the Commitment or prepayments which result in 100% prepayment of the Loan, each borrowing and prepayment of the Loan shall be in a minimum amount of $50,000.00 and in increased integral multiples of $10,000.00.
SECTION 2.08 Payments.
(a) All payments by Borrower hereunder or under the Revolving Credit Note shall be made in Dollars in immediately available funds by wire transfer or intra-bank credit from accounts of Borrower by 2:00 P.M. Eastern Standard Time on the date on which such payment shall be due. Interest on the Revolving Credit Note shall accrue from and including the date of each Revolving Credit Loan, but interest shall not be charged on the date any interest payment is made.
(b) Except as provided in the following sentence, accrued interest on each Loan shall be payable in arrears on the Interest Payment Date until the maturity of such Loan or the payment or prepayment thereof in full. Interest at the Default Rate shall be payable from time to time on demand of Lender, if applicable, in accordance with the terms hereof.
(c) All items of payment received by Lender by 2:00 P.M. Eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 2:00 P.M. Eastern Standard Time, on any Business Day shall be deemed received on the following Business Day. Until payment in full of all Obligations and termination of this Agreement, Borrower irrevocably waives (except as otherwise expressly provided for by Lender) the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may reasonably deem advisable, notwithstanding any entry by Lender upon any of its books and records, subject to the terms of this Agreement.
SECTION 2.01 Mandatory Payments and Deposits.
(a) Deposits and Mandatory Prepayment of Net Capital Event Proceeds. As soon as practical but in no event later than seven (7) Business Days after the receipt of Net Capital Event Proceeds, Borrower shall, or shall cause its (i) Wholly Owned Subsidiary and/or (ii) Subsidiary Controlled by Borrower (it being acknowledged that for any Subsidiary described in clause (ii), Net Capital Event Proceeds shall only refer to the portion of the funds received by such Subsidiary to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), to deposit the Net Capital Event Proceeds received by Borrower or such Wholly Owned Subsidiary or such Subsidiary Controlled by Borrower into the Designated Deposit Account. Upon the occurrence of a 100% Property Refinancing or the disposition of a 100% Property, Borrower shall make a mandatory prepayment of the Loan in an amount equal to the sum of (i) the amount of the Net Capital Event Proceeds from such event, plus (ii) the amount of Distributed Reserve Funds received in connection with such event.
(b)  Mandatory Deposits of Net Public Stock Proceeds. As soon as practical but in no event later than seven (7) Business Days after the receipt of Net Public Stock Proceeds, Borrower shall deposit the Net Public Stock Proceeds received by Borrower into the Designated Deposit Account.
(c) Mandatory Deposits of Excess Cash Flow. Borrower shall use commercially reasonable efforts to cause Excess Cash Flow to be distributed, remitted or otherwise paid by Property fee owners in accordance with the general and historical management practices of their respective Properties, or as otherwise determined to be prudent or desirable by such Property fee owners and the Person(s) Controlling such Property fee owners, for such respective Property(ies). As soon as practical but in no event later than seven (7) Business Days after the receipt of Excess Cash Flow, Borrower shall, or shall cause its (i) Wholly Owned Subsidiary and/or (ii) Subsidiary Controlled by Borrower (it being acknowledged that for any Subsidiary described in clause (ii), Excess Cash Flow shall only refer to the portion of the funds received by such Subsidiary to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), to deposit the Excess Cash Flow received by Borrower or such Wholly Owned Subsidiary or such Subsidiary Controlled by Borrower into the Designated Deposit Account.
(a) Mandatory Deposits of Distributed Reserve Funds. As soon as practical but in no event later than seven (7) Business Days after the receipt of Distributed Reserve Funds, Borrower shall, or shall cause its (i) Wholly Owned Subsidiary and/or (ii) Subsidiary Controlled by Borrower (it being acknowledged that for any Subsidiary described in clause (ii), Distributed Reserve Funds shall only refer to the portion of the funds received by such Subsidiary to which Borrower or a Wholly Owned Subsidiary is entitled pursuant to the organizational documents of such Subsidiary), to deposit the Distributed Reserve Funds received by Borrower or such Wholly Owned Subsidiary or such Subsidiary Controlled by Borrower into the Designated Deposit Account.
SECTION 2.10 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for the acquisition of or investment in a Property. No part of the proceeds of any Revolving Credit Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulations T, U or X. Borrower shall not use, and shall take reasonable steps to ensure that none of its Subsidiaries and its or their respective directors, officers, employees and agents shall use, the proceeds of any Revolving Credit Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.
SECTION 2.11 Unused Facility Fee. Borrower agrees to pay to Lender from the date of this Agreement and for so long as the Commitment remains outstanding, on July 1, 2019 and on the first Business Day of each October 1, January 1 and April 1 thereafter, an unused facility fee equal to one quarter of one percent (0.25%) per annum (computed on the basis of the actual number of days elapsed during the three month period in question (or portion thereof) preceding the payment date (each a “Quarterly Calculation Period”), on the basis of a 360 day annual year calculated on the dollar amount of the maximum Borrowing Base Availability during such Quarterly Calculation Period minus the average daily principal balance of the Loan outstanding for such Quarterly Calculation Period (the “Unused Facility Fee”), such Unused Facility Fee being payable quarterly for the three month period, or part thereof, preceding the payment date.
SECTION 2.12 Authorization to Debit Borrower’s Account. Lender is hereby authorized to debit Borrower’s account number (xxxxx) maintained at Valley National Bank for (i) all scheduled payments of principal and/or interest under the Revolving Credit Note, and (ii) the Unused Facility Fee, deficiency fee and all other fees and amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.
SECTION 2.13 Late Charges, Default Interest.
(a) If the Borrower shall not make any payment of any principal installment or of interest on the Loan or any other amount becoming due hereunder (in each case other than (x) any prepayment (whether voluntary or mandatory) or (y) any payment at maturity, whether by virtue of an acceleration, or otherwise) within fifteen (15) days of the due date of such payment, then the Borrower shall pay a late payment charge equal to four (4%) percent of such late payment.
(b) Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay interest on all amounts owing under the Revolving Credit Note and this Agreement (after as well as before judgment) at the Default Rate, to be applied retroactive to the date of the first occurrence of the Event of Default, computed on the basis of a 360 day year.
SECTION 2.14 Interest Adjustments. If the provisions of this Agreement or the Revolving Credit Note would at any time require payment by Borrower to the Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments shall be reduced to the extent necessary so that the Lender shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Lender shall receive interest payments hereunder or under the Revolving Credit Note in an amount less than the amount otherwise provided, such deficit (hereinafter called the “Interest Deficit”) will cumulate and will be carried forward (without interest) until the date of determination by the Lender; thereafter, interest otherwise payable to the Lender hereunder or under the Revolving Credit Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Lender to receive interest in excess of the maximum amount then permitted by applicable law.
SECTION 2.15 Participations, Etc.. Lender shall have the right (but not the obligation) at any time, with or without notice to the Borrower, to sell, assign, transfer or negotiate all or any part of the Note or the Commitment or grant participations therein to one or more banks (foreign or domestic, including an affiliate of the Lender) having sufficient capital to honor the Commitment, insurance companies or other regulated financial institutions, pension funds or mutual funds so long as the same does not result in any increased costs to Borrower under Section 2.03 hereof. Lender agrees to furnish written notice to Borrower of any such sale, assignment or transfer of all or any part of the Note or Commitment concurrently with the occurrence thereof. The Borrower agrees and consents to Lender providing financial and other information regarding its and their business and operations to prospective purchasers or participants and further agree that to the extent that Lender should sell, assign, transfer or negotiate all or any part of the Note or the Commitment, Lender shall be forever released and discharged from its obligations under the Note, the Commitment and this Agreement but only to the extent same is sold, assigned, transferred or negotiated to any commercial bank, insurance company or other regulated financial institution, pension fund or mutual fund organized and existing under the laws of the United States or any state thereof and having a net worth in excess of $1,000,000,000.00, and only to the extent that such party assumes in writing all of the Lender’s rights obligations under this Agreement and the other Loan Documents with respect to the obligations so conveyed. Nothing herein shall be read or construed as prohibiting or otherwise limiting the ability or right of Lender to pledge the Note to a Federal Reserve Bank.
ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01 Conditions Precedent to the Making of the Initial Revolving Credit Loan. The obligation of Lender to make the initial Revolving Credit Loan contemplated by this Agreement is subject to the following conditions precedent, all of which shall be performed or satisfied in a manner in form and substance reasonably satisfactory to Lender and its counsel, and Lender acknowledges that the following conditions precedent have been performed or satisfied:
(a) Lender shall have received a Revolving Credit Note, duly executed by Borrower.
(b) Lender shall have received certified (as of the date of this Agreement) copies of the resolutions of the board of directors of Borrower authorizing the Loan and authorizing and approving this Agreement and the other Loan Documents and the execution, delivery and performance thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such other Loan Documents.

(c) Lender shall have received a certificate of the Secretary (attested to by another officer) of Borrower certifying: (i) the names and true signatures of the officer or officers of Borrower authorized to sign this Agreement, the Revolving Credit Note and the other Loan Documents to be delivered hereunder on behalf of Borrower; and (ii) a copy of Borrower’s by-laws as complete and correct on the date of this Agreement.
(d) Lender shall have received a copy of the certificate of incorporation and all amendments thereto of Borrower, certified by the Secretary and a certificate of existence and good standing with respect to Borrower from the Secretary of State (or equivalent officer) of the state of incorporation of Borrower and from the Secretary of State (or equivalent officer) of any state in which Borrower is authorized to do business.
(e) Lender shall have received the opinion of as to certain matters referred to in Article IV hereof and as to such other matters as the Lender or its counsel may reasonably request.
(f) The following statements shall be true and Lender shall have received a certificate signed by the President, an Executive Vice President, a Senior Vice President, the Treasurer or the Chief Financial Officer of Borrower dated the date hereof, stating that:
(i) The representations and warranties contained in Article IV of this Agreement and in the Loan Documents are true and correct in all material respects on and as of such date;
(ii) No Default or Event of Default has occurred and is continuing, or would result from the making of the initial Revolving Credit Loan;
(g) All schedules, documents, certificates and other information provided to the Lender pursuant to or in connection with this Agreement shall be satisfactory to the Lender and its counsel in all material respects;
(h) Borrower shall have established its primary banking and depository relationship with Lender pursuant to Section 5.04 herein;
(i) Borrower shall have established the Designated Deposit Account maintained at Valley National Bank;
(j) The Lender shall have received Borrower’s 10-K financial statement filed with the SEC for the period fiscal year ended December 31, 2018 and Borrower’s then most recent 10-Q financial statement filed with the SEC;
(k) The Lender shall have received a (1) Quarterly Properties Information Report pursuant to Section 5.01 (b) (vi), (2) Quarterly 100% Mortgage Information Report pursuant to Section 5.01(b)(vii), (3) Quarterly 100% Property Income Statement Reports pursuant to Section 5.01 (b) (viii), and (4) a Borrowing Base Certificate pursuant to Section

5.01(b)(x) evidencing sufficient Borrowing Base Availability in relation to the accompanying borrowing request by the Borrower;
(l) All legal matters incident to this Agreement and the Loan transactions contemplated hereby shall be reasonably satisfactory to Lender’s counsel;
(m) Lender shall have received such other approvals, opinions or documents as Lender or its counsel may reasonably request;
(n) Lender shall have received payment of the reasonable legal fees and expenses of Lender’s counsel; and
(o) Lender shall have received payment of a commitment fee in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00), which Borrower acknowledges was earned by the Lender in connection with the transactions contemplated hereby.
SECTION 3.02 Conditions Precedent to All Revolving Credit Loans. The obligation of the Lender to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall include that Borrower continues to be in compliance with all conditions in Section 3.01, subject to the further condition precedent that on the date of such Revolving Credit Loan:
(a) The following statements shall be true and each request for a Revolving Credit Loan shall be deemed a certification by Borrower that:
(i) The representations and warranties contained in Article IV of this Agreement and in the other Loan Documents are true and correct in all material respects on and as of such date as though made on and as of such date; and
(ii) No Default or Event of Default has occurred and is continuing or would result from such Revolving Credit Loan.
(b) Lender shall have received a covenant compliance certificate prepared by management of Borrower, indicating that, after giving effect to the requested Loan, Borrower shall remain in compliance with all of the financial requirements set forth in Section 5.03 hereof.
(c) Lender shall have received (i) such other approvals, opinions or documents as Lender may reasonably request, to the extent furnished in connection with the initial Revolving Credit Loan hereunder and (ii) all documents, financial information and other information as required pursuant to this Agreement, including but not limited to that required in Sections 2.06, 3.01 and 5.01 hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. On the date hereof and on each date that Borrower requests a Revolving Credit Loan, Borrower represents and warrants to Lender as follows:
(a) Subsidiaries. On the date hereof, the only Subsidiaries of Borrower are set forth on Schedule 4.01(a) annexed hereto. All of the Equity Interests of any such Subsidiaries which are owned directly or indirectly by Borrower are owned free and clear of any mortgage, pledge, lien or encumbrance, except for the transfer and/or lien restrictions contained in the organizational and/or loan documents of such Subsidiaries and/or their subsidiaries. Except as set forth on Schedule 4.01(a), there are not outstanding any warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any securities or other Equity Interests of any Wholly Owned Subsidiary, nor are there outstanding any instruments which are convertible into or exchangeable for any securities or other Equity Interests of any Wholly Owned Subsidiary. The list of Subsidiaries as of the given date is subject to supplementation and modification from time to time as set forth in and as required by Section 5.01(l).
(b) Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and Borrower has the power to own its assets and to transact the business in which it is presently engaged. Borrower is duly qualified and is in good standing in all other jurisdictions where the failure to so qualify or be in good standing would result in a Material Adverse Change in Borrower.
(c) Due Execution, etc. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents are within Borrower’s corporate power, has been duly authorized by all necessary corporate action and does not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) contravene Borrower’s certificate of incorporation or by-laws; (iii) violate any provision of or any law, rule, regulation, contractual restriction, order, writ, judgment, injunction, or decree, determination or award binding on or affecting Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Lien of the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by Borrower.
(d) No Authorization, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement or any other Loan Document to which it is a party, except authorizations, approvals, actions, notices or filings which have been obtained, taken or made (or to be made in connection with UCC financing statements executed in connection herewith, if any), as the case may be.

(e) Validity of Loan Documents. The Loan Documents when delivered hereunder will have been duly executed and delivered on behalf of Borrower and will be the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(f) Financial Statements. The audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2018, copies of each of which have been furnished to Lender, and the consolidated results of operations of Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates. Since such date there has been (i) except as set forth in Schedule 4.01(f) hereto, no material increase in the liabilities of Borrower and its Subsidiaries and (ii) no Material Adverse Change in Borrower.
(g) No Litigation. There is no pending or threatened action, proceeding or investigation against Borrower or any Subsidiary before any court, governmental agency or arbitrator, which either in one case or in the aggregate, is reasonably likely to result in a Material Adverse Change in Borrower.
(h) Tax Returns. Borrower and each Subsidiary Controlled by Borrower has filed all federal, state and local tax returns required to be filed (subject to extensions granted) and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.
(i) Licenses, etc. Borrower and each Subsidiary possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto would be reasonably likely to result in a Material Adverse Change in Borrower, and neither Borrower nor any Subsidiary is in violation of any similar rights of others where such violation would be reasonably likely to result in a Material Adverse Change in Borrower.
(j) Anti-Corruption Laws and Sanctions. Borrower represents and warrants that Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its respective directors, officers and employees and their agents that are controlled by Borrower with Anti-Corruption Laws and applicable Sanctions, and Borrower and its respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower or, to the knowledge of Borrower, any Subsidiary or any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(k) Margin Credit. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other way which will cause Borrower to violate the provisions of Regulations T, U or X.
(l) Compliance with Law. Borrower and each Subsidiary is in all material respects in compliance with all federal and state laws and regulations in all jurisdictions where the failure to comply with such laws or regulations would be reasonably likely to result in a Material Adverse Change in Borrower.
(m) ERISA. Except where the failure would not be reasonably likely to result in a Material Adverse Change in Borrower, Borrower, each Subsidiary and each ERISA Affiliate of Borrower or a Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan of Borrower or a Subsidiary; no notice of intent to terminate a Plan of Borrower or a Subsidiary has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan of Borrower or a Subsidiary, nor has the PBGC instituted any such proceedings; neither Borrower, any Subsidiary nor any ERISA Affiliate of Borrower or any Subsidiary has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower, each Subsidiary and each ERISA Affiliate of Borrower or any Subsidiary have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA for calculating the potential liability of Borrower, any Subsidiary or any ERISA Affiliate of Borrower or any Subsidiary to PBGC or the Plan under Title IV of ERISA; and neither Borrower, any Subsidiary nor any ERISA Affiliate of Borrower, or any Subsidiary has incurred any liability to the PBGC under ERISA.
(n) Hazardous Material. Borrower and each Subsidiary is, in all material respects, in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials where the failure to comply with such laws, ordinances, rules, regulations or policies would be reasonably likely to result in a Material Adverse Change in Borrower; and neither Borrower nor any Subsidiary has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by Borrower or any Subsidiary in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials where such violation would be reasonably likely to result in a Material Adverse Change in Borrower; and to the best of Borrower’s knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant of any such property have used Hazardous Materials on, from or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials except as set forth in Borrower’s files which have been made available to Lender or where such violation would not be reasonably likely to result in a Material Adverse Change in Borrower.
(o) Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used exclusively for the purposes set forth in Section 2.10 hereof.
(p) Title to Assets. Borrower or the applicable Wholly Owned Subsidiary has good and marketable title to all of the 100% Properties. The 100% Properties and assets of Borrower are not subject to any mortgage, judgment or similar monetary Lien other than those described in Schedule 5.02(a) hereof.
(q) Casualty. Except as set forth on Schedule 4.01(q), neither the business nor the properties of Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which would be reasonably likely to result in a Material Adverse Change in Borrower.
(r) Lien Priority. Except as disclosed on Schedule 4.01(r), the Lien(s) on the Collateral Accounts created by the Security Agreement constitutes valid first priority perfected security interests in favor of Lender.
(s) Credit Agreements. Schedule 4.01(s) is a complete and correct list of all Debt of Borrower (it being acknowledged for the avoidance of doubt that Schedule 4.01(s) does not list any Debts of any subsidiary of Borrower).
(t) OFAC and Patriot Act. Neither Borrower nor, to Borrower’s knowledge, any of its Affiliates:
(i) is a Restricted Party, is an affiliate of a Restricted Party or conducts any business with or receives any funds from a Restricted Party;
(ii) has violated any Anti-Terrorism Law;
(iii) has been or is being investigated by any governmental authority for violating any Anti-Terrorism Law or has received notice of any such investigation or any other action under any Anti-Terrorism Law in respect of it or any Affiliate or any of their respective assets; or
(iv) has been assessed any civil or criminal penalty or had any funds or assets frozen, seized or forfeited under any Anti-Terrorism Law; and
(v) has taken reasonable measures to ensure that the source of its funds and property is derived from legal sources and is not subject to seizure, forfeiture or confiscation under any Anti-Terrorism Law.

ARTICLE V
COVENANTS OF BORROWER
SECTION 5.01 Affirmative Covenants. So long as any amount shall remain outstanding under the Revolving Credit Note or so long as the Commitment shall remain in effect, Borrower will, and will cause each Subsidiary Controlled by Borrower to, unless Lender shall otherwise consent in writing:
(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, where the failure to so comply would be reasonably likely to result in a Material Adverse Change in Borrower;
(b) Reporting Requirements. Furnish to Lender:
(i) Annual Financial Statements. As soon as available and in any event not later than the earlier of (x) the date required to be filed with the SEC, or (y) ninety (90) days after the end of each Fiscal Year, a copy of the 10-K report of Borrower and its Subsidiaries for each Fiscal Year, including audited consolidated financial statements with balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the previous Fiscal Year, together with an unqualified opinion, prepared by management of Borrower and certified by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, all such financial statements to be prepared in accordance with GAAP, consistently applied;
(ii) Quarterly Financial Statements. As soon as available and in any event not later than the earlier of (x) the date required to be filed with the SEC, or (y) sixty (60) days after the end of each of Borrower’s first three Fiscal Quarters, a copy of the 10-Q report of Borrower and its Subsidiaries for each Fiscal Quarter, including consolidated financial statements for such quarter and for year to date, including a balance sheet with related statements of income and retained earnings and a statement of cash flows, all in reasonable detail and setting forth in comparative form the figures for the comparable quarter and comparable year to date period for the previous fiscal year, all such financial statements to be prepared by management of Borrower in accordance with GAAP, consistently applied;
(iii) Management Letters. Promptly upon receipt thereof by Borrower or any Subsidiary Controlled by Borrower, copies of any reports submitted to Borrower or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of Borrower or any Subsidiary made by such accountants;
(iv) Accountant’s Report. Simultaneously with the delivery of the annual financial statements referred to in Section 5.01(b)(i) hereof, a certificate of the independent certified public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, they shall specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof;
(v) Designated Deposit Proceeds Report. Not later than fifteen (15) days after the end of each month, and in form and substance with Exhibit “G”, attached hereto: (A) a report of all cash receipts and cash deposits by Borrower during such most recent prior full month, including separate detail for each Property in which the Borrower or a Subsidiary has ownership or an investment in a Property and/or Properties and (B) a report of cash receipts and cash deposits by Borrower from Net Public Stock Proceeds in a form reasonably acceptable to Lender, which report shall indicate any and all Designated Deposit Proceeds and be certified (including certification that all Designated Deposit Proceeds which have been received by the Borrower have been deposited into the Designated Deposit Account maintained at Valley National Bank during such one month period being certified thereto) by any two (2) of the following officers of Borrower: President, an Executive Vice President, a Senior Vice President, the Treasurer, and the Chief Financial Officer;
(vi) Quarterly Properties Information Report. As soon as available and in any event not later than forty (40) days after the end of each Fiscal Quarter, a complete portfolio of Properties of Borrower and its Subsidiaries substantially in the form as attached Exhibit “A-1” and separately identifying, to Lender’s reasonable satisfaction, each Property name, address and Borrower’s direct or indirect ownership percentage in the entity that owns the applicable Property, and separately identifying in bold print each 100% Property;
(vii) Quarterly 100% Mortgage Information Report. As soon as available and in any event not later than forty (40) days after the end of each Fiscal Quarter, a complete portfolio of Properties outstanding mortgage report for each of the Properties of Borrower and its Subsidiaries substantially in the form and substance attached hereto as Exhibit “H” and separately identifying in bold print each 100% Property;
(viii) Quarterly 100% Property Income Statement Reports. Not later than forty (40) days after the end of each Fiscal Quarter, a detailed income statement for each 100% Property substantially in the forms attached as Exhibit “A-2”, which must include the greatest number of most recent complete consecutive Fiscal Quarters income statement information for complete consecutive Fiscal Quarters for each Fiscal Quarter which such Property qualified as a 100% Property, to a maximum of the four (4) most recent complete consecutive Fiscal Quarters income statement information;
(ix) Certificate of No Default. (A) No later than forty (40) days following the end of each Fiscal Quarter (with respect to each Fiscal Quarter, a “Compliance Certificate Delivery Date”), a certificate of the President, an Executive Vice President, a Senior Vice President, the Treasurer or the Chief Financial Officer of Borrower, (1)

certifying that to the best of their knowledge after due inquiry no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (2) with computations demonstrating compliance with the covenants contained in Section 5.03 in form and substance similar to Exhibit E; and (B) simultaneous with the delivery of the financial statements referred to in Section 5.01(b)(i) hereof and (ii), a certificate of the President, an Executive Vice President, a Senior Vice President, the Treasurer or the Chief Financial Officer of Borrower, either (1) certifying that there are no changes to the most recent certificate delivered in accordance with clause (A) of this Section 5.01(b)(ix) or (2) if any changes have occurred, a new certificate (x) setting forth the changes to the most recent certificate delivered in accordance with clause (A) of this Section 5.01(b)(ix) and (y) certifying that there are no other changes to such prior certificate other than those specified in such new certificate;
(x) Borrowing Base Certificate. As soon as available, and in any event not later than (i) forty (40) days following the end of each Fiscal Quarter; (ii) within seven (7) Business Days after the occurrence of a 100% Property Refinancing or the sale or disposition of a 100% Property; and (iii) on the same day of any borrowing request made by Borrower, a Borrowing Base Certificate in the form attached as Exhibit F;
(xi) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, whether or not covered by insurance, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or such Subsidiary would be reasonably likely to result in a Material Adverse Change in Borrower;
(xii) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by Borrower with respect thereto;
(xiii) ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which Borrower or any Subsidiary files with or receives under ERISA from the PBGC, the Internal Revenue Service or the U.S. Department of Labor; and as soon as possible after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan of Borrower or any Subsidiary or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrower will deliver to Lender a certificate of the President, an Executive Vice President, a Senior Vice President, the Treasurer or the Chief Financial Officer of Borrower setting forth details as to such Reportable Event, Prohibited Transaction or Plan termination and the action Borrower proposes to take with respect thereto;
(xiv)  Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower sends to its public stockholders, if any, and copies of all regular, periodic, and special reports, all registration statements which Borrower files with the SEC or any governmental authority which may be substituted therefor, or with any national securities exchange and any press releases or other notices or information publicly disseminated; it being acknowledged that the publication and continued availability of any of the foregoing on Borrower’s website shall be deemed to constitute delivery thereof to Lender;
(xv) U.S. Treasuries Information. As soon as available and no later than fifteen (15) days after the end of each month, a U.S. Treasuries Purchase(s) and Redemption(s) Report in form and substance attached hereto as Exhibit “I”;
(xvi) Mortgage Financing. As soon as available and in no event later than fifteen (15) days prior to the closing of any 100% Property Refinancing where new or additional funds will be borrowed, a certificate prepared by management of Borrower (i) advising Lender of the proposed 100% Property Refinancing and anticipated closing date, (ii) detailing the Property or Properties involved, (iii) setting forth the source and material economic terms of such financing, and (iv) providing a copy of the appraisal, if any, to Lender if in the possession or control of Borrower;
(xvii) Real Estate Acquisition Information. As soon as possible, but in no event less than forty-eight (48) hours prior to submitting a Borrowing Notice attached as Exhibit B hereto in connection with a Property acquisition, such Real Estate Acquisition Information as reasonably requested by Lender;
(xviii) Real Estate Dispositions. As soon as possible, but in no event later than fifteen (15) days prior to the closing of the sale or other disposition of a 100% Property, a certificate prepared by management of Borrower (i) advising Lender of the proposed disposition and anticipated closing date, (ii) identifying the 100% Property or 100% Properties involved and (iii) setting forth the material economic terms of such disposition.
(xix) Public Offering Notice. As soon as practical, but in no event later than five (5) Business Days following the end of each calendar month during the Credit Period, notice of the receipt of any Net Public Stock Proceeds by Borrower during the immediately preceding monthly period;
(xx) General Information. As soon as practical, but in no event later than twenty-one (21) days upon request by Lender, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as Lender may from time to time reasonably request.
(c) Taxes. Pay and discharge all taxes, assessments and governmental charges upon Borrower, any Subsidiary, its or their income and its or their properties prior to the dates on which penalties are attached thereto, unless and only to the extent that (i) such taxes shall be contested in good faith and by appropriate proceedings by Borrower or such Subsidiary, (ii) there be adequate reserves therefor in accordance with GAAP entered on the books of Borrower or such Subsidiary and (iii) no enforcement proceedings against Borrower or such Subsidiary have been commenced.
(d) Existence. Preserve and maintain the existence and good standing of Borrower and each Subsidiary Controlled by Borrower in the jurisdiction of its formation and the rights, privileges and franchises of Borrower and each such Subsidiary in each case where failure to so preserve or maintain would be reasonably likely to result in a Material Adverse Change in Borrower.
(e) Maintenance of Properties and Insurance. Except where the failure to do so would not be reasonably likely to result in a Material Adverse Change in Borrower, (i) keep the respective material properties and assets (tangible or intangible) that are useful and necessary in Borrower’s and each Subsidiary’s business, in good working order and condition, reasonable wear and tear excepted; and (ii) maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning properties doing business in the same general areas in which Borrower and each Subsidiary operates. Notwithstanding the foregoing, Positive 100% Properties shall at all times maintain insurance pursuant to subsection (ii), herein.
(f) Books of Record and Account. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with GAAP, reflecting all financial transactions of Borrower and each Subsidiary.
(g) Visitation. At any reasonable time, and from time to time, permit Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the books and records of, and, subject to the requirements of all applicable leases, visit the properties of, Borrower and each Subsidiary and to discuss the affairs, finances and accounts of Borrower and each Subsidiary with any of Borrower’s officers, directors or independent accountants.
(h) Performance and Compliance with Other Agreements. Perform and comply with each of the provisions of each and every agreement the failure to perform or comply with which would be reasonably likely result in a Material Adverse Change in Borrower;
(i) Continued Perfection of Liens and Security Interest. At Lender’s request, record or file or rerecord or refile any of the Loan Documents or a financing statement or any other filing or recording or refiling or rerecording in each and every office where and when necessary to preserve, perfect and continue the security interests of the Loan Documents;
(j) Pension Funding. Comply with the following and cause each ERISA Affiliate of Borrower and each Subsidiary to comply with the following:
(i) engage solely in transactions which would not subject any of such entities to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by

Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000.00;
(ii) make full payment when due of all amounts which, under the provisions of any Plan or ERISA, Borrower, each Subsidiary or any ERISA Affiliate of any of same is required to pay as contributions thereto;
(iii) all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;
(iv) not fail to make any payments in an aggregate amount greater than $25,000.00 to any Multiemployer Plan that Borrower, any Subsidiary or any ERISA Affiliate of Borrower may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or
(v) not take any action regarding any Plan which could result in the occurrence of a Prohibited Transaction.
(k) Licenses. Maintain at all times all licenses or permits necessary to the conduct of the business of Borrower and each Subsidiary or as may be required by any governmental agency or instrumentality thereof, where the failure to maintain such licenses or permits would be reasonably likely to result in a Material Adverse Change in Borrower;
(l) Subsidiaries. On the fifth (5th) calendar day of each month, furnish to Lender a complete schedule of all existing Subsidiaries as of the first (1st) day of such month with an asterisk next to any new Subsidiaries formed in the month prior and a double asterisk for each of Borrower’s Subsidiaries which own 100% Property(ies);
(m) Anti-Corruption Laws and Sanctions. Borrower and each Subsidiary Controlled by Borrower shall each maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower and such Subsidiaries and their respective directors, officers and employees and their agents with Anti-Corruption Laws and applicable Sanctions.
(n) Maintenance of Real Estate Investment Trust Status. Borrower shall maintain at all times its existence as a real estate investment trust;
(o) Maintenance of Listing on National Stock Exchange. Borrower shall maintain at all times its listing on the New York Stock Exchange or another nationally recognized stock exchange;
(p) Maintenance of Principal Banking Relationship. The Borrower shall maintain its primary operating account at Valley National Bank, which account is the Designated Deposit Account; and

(q) OFAC and Patriot Act. (i) Immediately notify Lender if it obtains knowledge that it or any of its Affiliates has become or has been listed as a Restricted Party or has been charged with or has engaged in any violation of any Anti-Terrorism Law; (ii) not receive any funds from a Restricted Party and, in any case, exclude any funds derived from any Restricted Party or from any Person involved in the violation of any Anti-Terrorism Law from being used to pay debt service or any other amounts owing under the Loan Documents; (iii) not transfer or consent to the transfer of any legal or beneficial ownership interest of any kind in Borrower or any Affiliate to a Restricted Party or any Person involved in the violation of any Anti-Terrorism Law; (iv) not acquire, directly or indirectly, ownership interest of any kind in any Restricted Party or any Person involved in the violation of any Anti-Terrorism Law; (v) not form any partnership or joint venture or conduct any business with any Restricted Party or any Person involved in the violation of any Anti-Terrorism Law, and not to act, directly or indirectly, as the agent or representative of any Restricted Party or any Person in the violation of any Anti-Terrorism Law; and (vi) indemnify Lender for any costs incurred by any of them as a result of any violation of an Anti-Terrorism Law by Borrower or any Affiliate of Borrower.
(r) Until all Obligations under this Agreement are fully satisfied, Borrower shall make or shall cause to be made all payments required under Section 2.09 herein in accordance with the terms of such Section, and shall adhere to all terms and conditions of this Agreement.
SECTION 5.02 Negative Covenants. So long as any amount shall remain outstanding under the Revolving Credit Note, or so long as the Commitment shall remain in effect, Borrower will, not without the written consent of Lender:
(a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien, upon or with respect to the Borrower or any of its Subsidiaries, now owned or hereafter acquired, except:
(i) Liens in favor of Lender;
(ii) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;
(iii) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP, provided however, that Borrower shall send notice to Lender of filing of any such Lien in excess of $250,000 within fifteen (15) days after receiving notice thereof together with Borrower’s statement indicating the action it proposes to cause such Lien to be satisfied, dismissed and/or discharged;
(iv) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(v) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;
(vi) Liens described in Schedule 5.02(a) annexed hereto, provided that no such Liens or the Debt secured thereby shall be renewed, extended or refinanced (other than Liens from mortgages on the Properties or pursuant to other Liens or Debt permitted hereunder);
(vii)  Judgment and other similar Liens arising in connection with court proceedings (other than those described in Section 6.01(k) hereof), provided that the execution or other enforcement of such judgment or Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(viii) Easements, rights-of-way, restrictions, and other similar encumbrances with respect to real property which, either in one case or in the aggregate, do not materially interfere with Borrower’s use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
(ix) Mortgage Liens on Properties and/or other real estate assets of Borrower or any of its Subsidiaries;
(x) Liens on equipment and/or other personal property of Subsidiaries;
(xi) Liens not in excess of the aggregate dollar amount of $500,000; or
(xii) Liens encumbering assets of Subsidiaries which would not be reasonably likely to result in a Material Adverse Change in Borrower.
(b) Debt. Create, incur, assume, or suffer to exist, any Debt, except:
(i) Debt of Borrower under this Agreement or the Debt described on Schedule 5.02(b) annexed hereto;
(ii) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings;
(iii) Debt secured by Liens permitted by Section 5.02(a) hereof; or

(iv) Any other Debt which would not be reasonably likely to result in a Material Adverse Change in Borrower (which shall in no way circumvent or limit the prohibition in 5.02(c) hereof).
(c) Other than in connection with any Debt permitted under Section 5.02(b) or guaranties permitted under Section 5.02(i), enter into any loan and/or credit facilities with any other lender or financial institution other than the Lender (for clarity, that certain currently existing junior subordinated debenture due in 2036 in the current amount of $37,400,000 is excluded from this prohibition and the prohibitions in Section 5.02(b) and Section 5.02(i), subject to the dollar amount of this junior subordinated debenture not being increased);
(d) Merger. Merge into, or consolidate with or into, or have merged into it, any Person;
(e) Sale of Assets, Etc. Sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets;
(f) Investments, Etc. Make any Investment other than Permitted Investments (it being acknowledged for the avoidance of doubt that Borrower’s subsidiaries shall not be restricted from making Investments by virtue of this Section 5.02(f));
(g) Transactions With Affiliates. Except for the transactions listed on Schedule 5.02(g) hereto, or otherwise in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or its Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of Borrower;
(h) Intentionally Omitted;
(i) Guarantees. Guaranty, or in any other way become directly or contingently obligated for any Debt of any other Person (including but not limited to any agreements relating to working capital maintenance, take or pay contracts or similar arrangements) other than (i) the endorsement of negotiable instruments for deposit in the ordinary course of business; or (ii) guarantees existing on the date hereof and set forth in Schedule 5.02(i) annexed hereto; or (iii) hazardous material indemnities; or (iv) customary guaranties and/or indemnities in connection with mortgage loans and relating to non-recourse carve-out items such as bankruptcy filings, breaches of transfer restrictions, fraud or intentional misrepresentation, misappropriation of funds, waste, abandonment of any property, misapplication of rents and other similar items; (v) Debt owing to Lender under this Agreement; (vi) guaranties and/or indemnities associated with breaches of representations and warranties in purchase and sale agreements; (vii) guaranties and/or indemnities in favor of members or partners of a Subsidiary (or their affiliates) relating to items described in clause (iv) above (whether due to actions or omissions of Borrower or its affiliates, as a method of sharing responsibility for non-recourse carve-out obligations of such members or partners (or their affiliates), or otherwise; or (viii) Debt permitted under Section 5.02(b) hereof;
(j) Change of Business. Materially alter the nature of its business;
(k) Fiscal Year. Change the ending date of its fiscal year from December 31;
(l) Accounting Policies. Change any accounting policies, except as permitted by GAAP;
(m) Management. Fail to retain at least five (5) of Jeffrey Gould, Mitchell Gould, Matthew Gould, David Kalish, Isaac Kalish, Israel Rosenzweig, Steven Rosenzweig, Mark Lundy and George Zweier in the management of Borrower;
(n) Ownership. Transfer, sell or assign ownership interests in Borrower so that the current management group of the Borrower together with its executive officers and each of their respective (i) family members and (ii) Affiliated Persons, as of the date hereof, fail to maintain at least an aggregate twenty percent (20%) ownership interest in the Borrower;
(o) Hazardous Material. Cause or permit any property owned or occupied by Borrower or a Subsidiary to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations or where such non-compliance would not be reasonably likely to result in a Material Adverse Change in Borrower; nor cause or permit, as a result of any intentional or unintentional act or omission on the part of Borrower, a Subsidiary or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by Borrower or a Subsidiary or onto any other property, except in compliance with all applicable federal, state and local laws or regulations, except where such release would not be reasonably likely to result in a Material Adverse Change in Borrower; fail to comply with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, except where such failure would not be reasonably likely to result in a Material Adverse Change in Borrower; nor fail to obtain and comply with, any and all approvals, registrations or permits required thereunder, except where such failure would not be reasonably likely to result in a Material Adverse Change in Borrower. Borrower shall execute any documentation reasonably required by Lender in connection with the representations, warranties and covenants contained in this sub-section and Section 4.01(n) hereof; and
(p) Dividends, Etc. Upon the occurrence and during the continuance of an Event of Default, in the event any amount is then outstanding under the Revolving Credit Note, Borrower shall not make distributions in excess of the sum necessary to permit Borrower to maintain its status as a real estate investment trust.
SECTION 5.03 Financial Requirements. So long as any amount shall remain outstanding under the Revolving Credit Note:

(a) Debt Service Coverage Ratio. Permit the ratio of the sum of the Net Operating Income and Annualized Net Operating Income for all Positive 100% Properties, calculated on a consolidated basis, to Debt Service, to become less than 1.25 to 1.00, such ratio to be tested at each Fiscal Quarter based on financial reports proved by Borrower under Section 5.01(b).
(b) Number of 100% Properties. Borrower shall own, directly or indirectly, not less than three (3) 100% Properties, of which a minimum of two (2) must be Positive 100% Properties, of which a minimum of one (1) must be a Four Quarter Property.
SECTION 5.04 Accounts.
(a) Borrower shall maintain all depository accounts with Valley National Bank; provided, however, (i) amounts set aside as holdbacks or reserves with respect to a Property may be held by Borrower in accounts maintained at other financial institutions without same resulting in a breach or violation of this Section 5.04(a), (ii) Net Capital Event Proceeds, Excess Cash Flow, Distributed Reserve Funds and Net Public Stock Proceeds may be held in accounts maintained at other financial institutions pending the deposit thereof in the Designated Deposit Account in accordance with the time frames set forth in Section 2.09 of this Agreement without same resulting in a breach or violation of this Section 5.04(a), and (iii) other deposits in the combined aggregate amount not to exceed $350,000 for the twelve (12) months immediately following the date of this Agreement, and thereafter the combined aggregate amount not to exceed $250,000, may be maintained at other financial institutions without same resulting in a breach or violation of this Section 5.04(a).
(b) Borrower shall maintain account no. (xxxxx) with Valley National Bank (the “Special Cash Account”), consisting of certain capital improvement reserves and/or other holdback reserves for certain Properties. The Special Cash Account shall not be deemed a Collateral Account and is not subject to the Security Agreement or Deposit Account Control Agreement.
(c) In the event Borrower purchases U.S. Treasuries (the “Treasuries”) in conformity with its standard business practices, Borrower shall first pursue the purchase of the Treasuries in the Borrower’s name through the Valley National Bank (in a manner consistent with the customary procedures of the Valley National Bank Trust Department or other designated Valley National Bank department). If for any reason Valley National Bank is unable to effectuate Borrower’s request for the purchase of Treasuries in Borrower’s name, Borrower may then pursue such requested purchase of Treasuries through a different financial institution). When the Borrower redeems the Treasuries, any and all proceeds/funds from Treasuries in Borrower’s name, whether purchased or maintained at Valley National Bank, an Affiliate of Valley National Bank or a third party financial institution, shall be deposited into the Designated Deposit Account no later than seven (7) days upon receipt (such proceeds referred to as the “Redeemed Treasuries”).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:
(a) Borrower shall fail to pay any installment of principal of, or interest on, the Revolving Credit Note when due, or Borrower shall fail to pay any fees or other amounts owed in connection with this Agreement when due;
(b) Any representation or warranty made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or
(c) Borrower shall fail to perform any covenant contained in Section 5.01(b), Section 5.01(c), Section 5.01(d), Section 5.01(n), Section 5.01(o) and Section 5.01(p) hereof on its part to be performed or observed; provided however, Borrower shall have seven (7) days following such failure to cure any default under Sections 5.01(b)(v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xvi), (xviii) or Section 5.01(d), and Borrower shall have thirty (30) days following the initial receipt of notice by Borrower, a Wholly Owned Subsidiary or a Subsidiary Controlled by Borrower of the failure to pay taxes due to cure any default under Section 5.01(c);
(d) Borrower shall fail to perform any term, covenant or agreement contained in Section 5.02(o) hereof; provided, however, that upon Borrower ’s failure to perform under Section 5.02(o) hereof, Borrower shall be granted such longer period as shall be reasonably necessary to cause compliance with said Section, provided that Borrower or a Subsidiary shall deliver to Lender within ninety (90) days thereafter, a written proposal regarding the curative process, certified by an environmental company acceptable to Lender, and such plan must be approved by Lender’s environmental consultants;
(e) Borrower shall fail to perform any term, covenant or agreement contained in Section 5.03 hereof;
(f) the making or filing of any lien, levy, or execution on, or seizure, attachment or garnishment of, any of the “Collateral” as such term is defined in the Security Agreement;
(g) the termination or purported termination of the Deposit Account Control Agreement (or any other control agreement that has been entered into with respect to the Collateral Account), without Lender’s written consent;
(h) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document (other than the Revolving

Credit Note) on its part to be performed or observed following notice and an opportunity to cure within the time frames otherwise set forth in this Agreement, or if a cure timeframe is not indicated in this Agreement, an opportunity to cure within thirty (30) days following notice thereof from Lender; provided that the foregoing clause shall not be deemed to add a notice and cure period to breaches set forth in this Section 6.01 (other than this subsection (h)) which do not have a specified notice and cure period;
(i) Borrower shall fail to pay any Debt or Debts of Borrower, in the singular or aggregate principal amount of $500,000.00 or more (excluding Debt evidenced by the Revolving Credit Note and excluding Debt of any subsidiary of Borrower), or any installment, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to such Debt or Debts; or any other default under any agreements or instruments relating to any such Debt or Debts, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreements or instruments, if the effect of such default or event, in any of the foregoing instances is to accelerate the maturity of such Debt or Debts; or any such Debt or Debts shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and is not then so paid within thirty (30) Business Days of the date same shall have been declared due and payable;
(j) Borrower shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against Borrower shall remain undismissed for a period of 60 days; or Borrower shall take any action to authorize any of the actions set forth above in this subsection (j);
(k) Any judgment or order or combination of judgments or orders for the payment of money, in the amount of $500,000.00 or more, singularly or in the aggregate, which sum shall not be subject to full, complete and effective insurance coverage, shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(l) Any of the following events occur or exist with respect to Borrower, any Subsidiary or any ERISA Affiliate of Borrower : (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under

Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Lender subject Borrower, any Subsidiary or any such ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which is either singularly or in the aggregate $50,000.00 or more; or
(m) This Agreement or any other Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any document or instrument delivered pursuant to this Agreement shall be contested by Borrower or any other party to such document or instrument or Borrower or any other party to such document or instrument shall deny that it has any or further liability or obligation under any such document or instrument.
SECTION 6.02 Remedies on Default. Upon the occurrence and continuance of an Event of Default Lender may, upon five (5) Business Days notice to Borrower, (i) terminate the Commitment, (ii) declare the Revolving Credit Note, all interest thereon and all other amounts payable under this Agreement to be due and payable, whereupon the Commitment shall be terminated, the Revolving Credit Note, all such interest and all such amounts shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, (iii) proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, or in aid of the exercise of any power granted in either this Agreement or any other Loan Document, or (iv) proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which Lender may have by reason of the occurrence of any Event of Default hereunder or under any other Loan Document, provided, however, upon the occurrence of an Event of Default referred to in Section 6.01(j) hereof, the Commitment shall be immediately terminated, the Revolving Credit Note, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower. Any amounts collected pursuant to action taken under this Section 6.02 shall be applied to the payment of any costs incurred by Lender in taking such action, including, but without limitation, reasonable attorney fees and expenses, to payment of the accrued interest on the Revolving Credit Note, and to payment of the unpaid principal of the Revolving Credit Note, in such order as is determined by Lender.
SECTION 6.03 Remedies Cumulative. No remedy conferred upon or reserved to Lender hereunder or in any other Loan Document is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or any other Loan Document or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Lender to exercise any remedy reserved to it in this Article VI, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Agreement or in any other Loan Document.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document to which Borrower is a party, nor consent to any departure by Borrower from any provision of any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 7.02 Notices, Etc. All notices and other communications provided for in this Agreement shall be in writing (including telegraphic communication) and mailed, sent by nationally recognized overnight mail delivery service, or delivered, if to Borrower at the address of Borrower set forth at the beginning of this Agreement to the attention of David Kalish (with a copy to Steven Rosenzweig, Esq.) and if to Lender, at the address of Lender as set forth at the beginning of this Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 7.02. All such notices and communications shall be effective as to Borrower (i) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, (ii) upon delivery if by personal messenger or hand delivery service or (iii) the next Business Day after depositing with an agent or reputable overnight carrier service. All such notices and communications shall be effective as to Lender when actually received by Lender.
SECTION 7.03 No Waiver, Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
SECTION 7.04 Costs, Expenses and Taxes. Borrower agrees to pay on demand all out-of-pocket costs and expenses of Lender, including reasonably attorneys fees, in connection with the preparation, execution, delivery and administration of this Agreement, the Revolving Credit Note and any other Loan Documents, including without limitation, the reasonable fees and expenses of counsel for Lender with respect thereto, and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, the Revolving Credit Note and any other Loan Documents. Other than for the willful misconduct or gross negligence of Lender, or the default of Lender hereunder, Borrower shall at all times protect, indemnify, defend and save harmless Lender from and against any and all claims, actions, suits and other legal proceedings, and liabilities, obligations, losses, damages, penalties, judgments, costs, expenses or disbursements which Lender may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby. Borrower acknowledges that it is the intention of the parties hereto that this Agreement shall be construed and applied to protect and indemnify Lender against any and all risks involved in the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, all of which risks are hereby assumed by Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority, provided that Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Lender’s gross negligence or willful misconduct. The provisions of this Section 7.04 shall survive the payment of the Revolving Credit Note and the termination of this Agreement.
SECTION 7.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at Valley National Bank (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lenders or any affiliate, parent or subsidiary of the Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, the Revolving Credit Note and the other Loan Documents, irrespective of whether or not Lender shall have made any demand under this Agreement, the Revolving Credit Note or such other Loan Documents and although such obligations may be unmatured. The rights of Lender under this Section 7.05 are in addition to all other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. For avoidance of doubt, Borrower has granted Lender and its parent, Valley National Bank, a right of set-off and security interest in any accounts of Borrower held at Valley National Bank, all which rights are subject to the terms of this Agreement and any other Loan Documents. Notwithstanding anything to the contrary set forth herein, or in any other Loan Document, or in any other instrument or agreement relating to the Special Cash Account, neither Lender, nor its parent, Valley National Bank, nor any of their respective affiliates, parents or subsidiaries, shall have a Lien on, or right of offset or set-off against, the Special Cash Account or any funds therein.
SECTION 7.06 Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter it shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have any right to assign its or their rights hereunder or any interest herein without the prior written consent of Lender.
SECTION 7.07 Further Assurances. Borrower agrees at any time and from time to time at its expense, upon request of Lender or its counsel, to promptly execute, deliver, or obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or cause to be taken all such other action Lender may reasonably deem appropriate in obtaining the full benefits of, this Agreement or any other Loan Document.
SECTION 7.08 Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement and each other Loan Document is intended to be severable; if any term or provision of this Agreement, any other Loan Document, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All exhibits and schedules annexed to this Agreement shall be deemed to be part of this Agreement. This Agreement, the other Loan Documents and the exhibits and schedules annexed hereto and thereto embody the entire agreement and understanding among Borrower and Lender with respect to the transactions contemplated hereby and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 7.09 Governing Law. This Agreement, the Revolving Credit Note and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 7.10 Waiver of Jury Trial.
(a) Borrower and Lender waive all rights to trial by jury in any action or proceeding involving, directly or indirectly any matter (whether sounding in tort, contract or otherwise) in any way, arising out of, relating to, or connected with this Agreement, any other Loan Document or the transactions contemplated hereby.
(b) In an action commenced in the Commercial Division, New York State Supreme Court, the parties hereby agree, subject to the requirements for a case to be heard in the Commercial Division, to apply the Court’s accelerated adjudication procedures set forth in Rule 9 of the Rules of Practice for the Commercial Division, in connection with any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement or validity thereof.
SECTION 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Borrower: BRT APARTMENTS CORP.

By:  /s/ David W. Kalish
Print Name: David W. Kalish
Print Title: Senior Vice President-Finance

Lender:
VNB NEW YORK, LLC

By:  /s/ Andrew Baron
Name: Andrew Baron
Title: First Vice President

Exhibit I